CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER OF

THE ENTERPRISE GROUP OF FUNDS, INC. AND ENTERPRISE ACCUMULATION TRUST

I.	Covered Officers, Purpose of the Code

This Code of Ethics (“Code”) of The Enterprise Group of Funds, Inc. and Enterprise Accumulation Trust (each a “Fund,” and together, the “Funds”) applies to the Funds’ Chief Executive Officer and Principal Financial and Accounting Officer (the “Covered Officers,” each of whom are listed in Exhibit A) for the purpose of promoting:

*	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

*	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

*	Compliance with applicable laws and governmental rules and regulations;

*	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

*	Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or service to, the Fund.

Certain conflicts of interest between Covered Officers and the Fund are already subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and the investment adviser’s compliance programs and procedures are designed to prevent, identify and correct violations of these provisions. This Code does not repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from the contractual relationship between the Funds and Enterprise Capital Management, Inc., the Funds’ investment adviser (the “Adviser”), of which the Covered Officers are also officers. Accordingly, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Adviser, or for some combination), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board of Directors and Trustees (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

* * * * * * * * * * * *

Each Covered Officer must:

*	Not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Funds; and

*	Not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

*	Not use material non-public knowledge of the portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with the Chief Counsel if material. Examples of these include:

*	Service as a director or trustee on the board of any public or private company;

*	The receipt of any non-nominal gifts;

*	The receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

*	Any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than their investment advisers, principal underwriters, administrators or any affiliated persons thereof;

*	A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

*	Each Covered Officer should become familiar with the disclosure requirements generally applicable to the Funds;

*	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors and auditors, and to governmental regulators and self-regulatory organizations;

*	Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Adviser with the goal of promoting full, fair, accurate timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

*	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

*	Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands this Code;

*	Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

*	Not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

*	Notify the Chief Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Counsel is authorized and encouraged to consult, as appropriate, with counsel to the Funds. However, any approvals or waivers sought by the Chief Executive Officer will be considered by the Audit Committees or Independent Directors.

The Funds will follow the following procedures in investigating and enforcing this Code:

*	The Chief Counsel will take all appropriate action to investigate any potential violations reported to her;

*	If, after such investigation, the Chief Counsel believes that no violation has occurred, the Chief Counsel is not required to take any further action;

*	Any matter that the Chief Counsel believes is a violation will be reported to the Audit Committee or Independent Directors;

*	If Audit Committee or Independent Directors concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer;

*	The Audit Committee or Independent Directors will be responsible for granting waivers, as appropriate; and

*	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code is the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of Covered Officers who are subject to this Code, they are superceded by this Code to the extent they overlap or conflict with the provisions of this Code. The Funds’ and their adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act set forth in the Code of Ethics for Operation of the Funds, Enterprise, and Enterprise Fund Distributors

(dated February 23, 2000) are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the respective Board.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Funds’ Chief Counsel, the Boards, or counsel to the Funds.

VIII.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

August 28, 2003.

EXHIBIT A

Victor Ugolyn, Chief Executive Officer of Enterprise Accumulation Trust and The Enterprise Group of Funds, Inc.

Phillip Gerald Goff, Principal Financial and Accounting Officer of Enterprise Accumulation Trust and The Enterprise Group of Funds, Inc.